SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                             1-800-FLOWERS.COM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 Class A Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   68243Q 10 6
                  --------------------------------------------
                                 (CUSIP Number)



                      January 1, 2000 to December 31, 2002
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)

         |_|  Rule 13d-1(c)

         |X|  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 19 pages

CUSIP NO.  68243Q 10 6
         ---------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     SOFTBANK CAPITAL PARTNERS LP
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
  NUMBER OF                        -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY               6.   SHARED VOTING POWER
  OWNED BY                         1,658,681
    EACH          --------------------------------------------------------------
 REPORTING                 7.   SOLE DISPOSITIVE POWER
   PERSON                          -0-
    WITH          --------------------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                   1,658,681
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,658,681
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)
                                                                            [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)
     PN
--------------------------------------------------------------------------------


                               Page 2 of 19 pages

CUSIP NO.  68243Q 10 6
         ---------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     SOFTBANK CAPITAL LP
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
  NUMBER OF                        -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY               6.   SHARED VOTING POWER
  OWNED BY                         1,630,166
    EACH          --------------------------------------------------------------
 REPORTING                 7.   SOLE DISPOSITIVE POWER
   PERSON                          -0-
    WITH          --------------------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                   1,630,166
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,630,166
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)
                                                                            [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)
     PN
--------------------------------------------------------------------------------


                               Page 3 of 19 pages

CUSIP NO. 68243Q 10 6
---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     SOFTBANK CAPITAL PARTNERS LLC
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
  NUMBER OF                        -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY               6.   SHARED VOTING POWER
  OWNED BY                         3,336,560
    EACH          --------------------------------------------------------------
 REPORTING                 7.   SOLE DISPOSITIVE POWER
   PERSON                          -0-
    WITH          --------------------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                   3,336,560
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,336,560
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)
                                                                            [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

     HC, OO
--------------------------------------------------------------------------------

                               Page 4 of 19 pages

CUSIP NO. 68243Q 10 6
---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     SOFTBANK CAPITAL MANAGERS LLC
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
  NUMBER OF                        -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY               6.   SHARED VOTING POWER
  OWNED BY                         3,336,560
    EACH          --------------------------------------------------------------
 REPORTING                 7.   SOLE DISPOSITIVE POWER
   PERSON                          -0-
    WITH          --------------------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                   3,336,560
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,336,560
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)
                                                                            [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

     HC, OO
--------------------------------------------------------------------------------

                               Page 5 of 19 pages

CUSIP NO. 68243Q 10 6
---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     SOFTBANK CAPITAL PARTNERS INVESTMENT INC.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
  NUMBER OF                        -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY               6.   SHARED VOTING POWER
  OWNED BY                         -0-
    EACH          --------------------------------------------------------------
 REPORTING                 7.   SOLE DISPOSITIVE POWER
   PERSON                          -0-
    WITH          --------------------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                   -0-
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)
                                                                            [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

     CO
--------------------------------------------------------------------------------

                               Page 6 of 19 pages

CUSIP NO. 68243Q 10 6
---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     RONALD D. FISHER
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
  NUMBER OF                        -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY               6.   SHARED VOTING POWER
  OWNED BY                         -0-
    EACH          --------------------------------------------------------------
 REPORTING                 7.   SOLE DISPOSITIVE POWER
   PERSON                          -0-
    WITH          --------------------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                   -0-
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)
                                                                            [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

                               Page 7 of 19 pages

CUSIP NO. 68243Q 10 6
---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     CHARLES R. LAX
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
  NUMBER OF                        -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY               6.   SHARED VOTING POWER
  OWNED BY                         -0-
    EACH          --------------------------------------------------------------
 REPORTING                 7.   SOLE DISPOSITIVE POWER
   PERSON                          -0-
    WITH          --------------------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                   -0-
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)
                                                                            [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

                               Page 8 of 19 pages

CUSIP NO. 68243Q 10 6
---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     SOFTBANK HOLDINGS INC.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     JAPAN
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
  NUMBER OF                        -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY               6.   SHARED VOTING POWER
  OWNED BY                         -0-
    EACH          --------------------------------------------------------------
 REPORTING                 7.   SOLE DISPOSITIVE POWER
   PERSON                          -0-
    WITH          --------------------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                   -0-
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)
                                                                            [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

     HC, CO
--------------------------------------------------------------------------------

                               Page 9 of 19 pages

CUSIP NO. 68243Q 10 6
---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     SOFTBANK CORP.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     JAPAN
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
  NUMBER OF                        -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY               6.   SHARED VOTING POWER
  OWNED BY                         -0-
    EACH          --------------------------------------------------------------
 REPORTING                 7.   SOLE DISPOSITIVE POWER
   PERSON                          -0-
    WITH          --------------------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                   -0-
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)
                                                                            [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

     HC, CO
--------------------------------------------------------------------------------

                               Page 10 of 19 pages

CUSIP NO. 68243Q 10 6
---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

     MASAYOSHI SON
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a)  [  ]
                                                                      (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     JAPAN
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
  NUMBER OF                        -0-
    SHARES        --------------------------------------------------------------
BENEFICIALLY               6.   SHARED VOTING POWER
  OWNED BY                         -0-
    EACH          --------------------------------------------------------------
 REPORTING                 7.   SOLE DISPOSITIVE POWER
   PERSON                          -0-
    WITH          --------------------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                   -0-
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)
                                                                            [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

     HC, IN
--------------------------------------------------------------------------------

                               Page 11 of 16 pages

This  statement  amends and  restates  amendment  number 1 to the  statement  on
Schedule 13G filed February 13, 2003 by SB Capital Partners, SB CP LLC, SB CPI, Mr. Fisher, Mr. Lax, SBH, SOFTBANK and Mr. Son (each as defined in Item 2(a)) and adds SB Capital and SB CM LLC (each as defined in Item 2(a)) as filing persons on this Schedule 13G.

ITEM 1(A)      Name of Issuer:

               1-800-FLOWERS.COM, Inc.

ITEM 1(B)      Address of Issuer's Principal Executive Offices:

               1600 Stewart Avenue
               Westbury, New York 11590

ITEM 2(A)      Name of Person Filing:

               SOFTBANK Capital Partners LP ("SB Capital Partners") SOFTBANK Capital LP ("SB Capital")
               SOFTBANK Capital Partners LLC ("SB CP LLC")
               SB Capital Managers LLC ("SB CM LLC")
               SOFTBANK Capital Partners Investment Inc. ("SB CPI") Ronald D. Fisher ("Mr. Fisher")
               Charles R. Lax ("Mr. Lax")
               SOFTBANK Holdings Inc. ("SBH")
               SOFTBANK Corp. ("SOFTBANK")
               Masayoshi Son ("Mr. Son")

ITEM 2(B)      Address of Principal Business Office or, if none, Residence:

               For SB Capital Partners, SB Capital, SB CP LLC, SB CPI, Mr. Fisher, Mr. Lax and SBH:
               1188 Centre Street
               Newton Center, Massachusetts 02459

               For SB CM LLC:
               300 Delaware Ave., Suite 909
               Wilmington, Delaware 19801

               For SOFTBANK and Mr. Son:
               24-1 Nihonbashi - Hakozaki-cho, Chuo-ku
               Tokyo 103, Japan

ITEM 2(C)      Citizenship:

                               Page 12 of 19 Pages

               For SB Capital Partners, SB Capital, SB CP LLC, SB CM LLC, SB CPI and SBH: Delaware
               For Mr. Fisher and Mr. Lax:  U.S.A.
               For SOFTBANK and Mr. Son:  Japan

ITEM 2(D)      Title of Class of Securities:

               Class A Common Stock, par value $0.01 per share

ITEM 2(E)      CUSIP Number:

               68243Q 10 6

ITEM 3.        If this statement is filed pursuant to ss.ss.240.13d-1(b) or
               (c), check whether the person filing is a: N/A

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)    [   ]    An    investment    adviser    in    accordance    with
ss.240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d- 1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with ss.240.13d- 1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.        Ownership.


                               Page 13 of 19 Pages

         Each of SB Capital Partners, SB Capital and SOFTBANK Capital Advisors Fund LP ("Advisors Fund") is an investment fund managed by its sole general partner, SB CP LLC; accordingly, securities owned by SB Capital Partners, SB Capital or Advisors Fund may be regarded as being beneficially owned by SB CP LLC. Pursuant to the Limited Liability Company Agreement of SB CP LLC, all investment decisions on behalf of SB CP LLC must be approved by SB CM LLC; accordingly, securities beneficially owned by SB CP LLC may be regarded as being beneficially owned by SB CM LLC.

         The percentages of the outstanding shares of Class A Common Stock ("Common Stock") of 1-800-FLOWERS.COM, Inc. (the "Company") reported herein as beneficially owned by SB Capital Partners, SB Capital, SB CP LLC, SB CM LLC, SB CPI, Mr. Fisher, Mr. Lax, SBH, SOFTBANK and Mr. Son are based upon 28,398,260 shares of Common Stock reported by the Company as outstanding as of February 5, 2003 in the Form 10-Q filed by the Company on February 12, 2003 for the quarterly period ended December 29, 2002.

         As of the date of the filing of this statement, (i) SB Capital Partners beneficially owns 1,658,681 shares of Common Stock, or 5.8% of the outstanding shares of Common Stock, (ii) SB Capital beneficially owns 1,630,166 shares of Common Stock, or 5.7% of the outstanding shares of Common Stock, (iii) Advisors Fund beneficially owns 47,713 shares of Common Stock, and (iv) SB CP LLC and SB CM LLC may be deemed to beneficially own, through SB Capital Partners, SB Capital and Advisors Fund, 3,336,560 shares of Common Stock, or 11.7% of the outstanding shares of Common Stock.

         Each of SB Capital Partners, SB Capital, Advisors Fund, SB CP LLC and SB CM LLC disclaims beneficial ownership of shares of Common Stock owned by any other person or entity except to the extent of their respective pecuniary interests, if any, therein.

         (a) Amount beneficially owned:

               SB Capital Partners:  1,658,681 shares
               SB Capital: 1,630,166 shares
               SB CP LLC and SB CM LLC:  3,336,560 shares
               SB CPI, Mr. Fisher, Mr. Lax, SBH, SOFTBANK and
                    Mr. Son:  0 shares

         (b) Percent of class:

               SB Capital Partners:  5.8%
               SB Capital: 5.7%
               SB CP LLC and SB CM LLC: 11.7%
               SB CPI, Mr. Fisher, Mr. Lax, SBH, SOFTBANK and
                    Mr. Son:  0%


                               Page 14 of 19 Pages

         (c) Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote:

                  (ii) Shared power to vote or to direct the vote:

                           SB Capital Partners:  1,658,681 shares
                           SB Capital: 1,630,166 shares
                           SB CP LLC and SB CM LLC:  3,336,560 shares
                           SB CPI, Mr. Fisher, Mr. Lax, SBH, SOFTBANK and
                                Mr. Son:  0 shares

                  (iii) Sole power to dispose or to direct the disposition of:

                  (iv) Shared power to dispose or to direct the disposition of:

                           SB Capital Partners:  1,658,681 shares
                           SB Capital: 1,630,166 shares
                           SB CP LLC and SB CM LLC:  3,336,560 shares
                           SB CPI, Mr. Fisher, Mr. Lax, SBH, SOFTBANK and
                                    Mr. Son:  0 shares

ITEM 5.        Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

         Pursuant to an amendment, dated October 1, 2001, to the Limited Liability Company Agreement of SB CP LLC, securities beneficially owned by SB CP LLC are no longer beneficially owned by SB CPI, Mr. Fisher, Mr. Lax, SBH, SOFTBANK or Mr. Son. As a result, as of October 1, 2001 each of SB CPI, Mr. Fisher, Mr. Lax, SBH, SOFTBANK and Mr. Son ceased to be the beneficial owner of more than five percent of the outstanding shares of Common Stock.

ITEM 6.        Ownership of More than Five Percent on Behalf of Another Person.

         N/A

ITEM 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

         N/A

                               Page 15 of 19 Pages

ITEM 8.        Identification and Classification of Members of the Group.

         N/A

ITEM 9.        Notice of Dissolution of Group.

         N/A

ITEM 10.       Certification.

         N/A





                               Page 16 of 19 Pages

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 2003                      SOFTBANK CAPITAL PARTNERS LP
                                       By: SOFTBANK CAPITAL PARTNERS LLC,
                                           its General Partner


                                       By:  /s/ Ronald D. Fisher
                                           ------------------------------------
                                           Name:   Ronald D. Fisher
                                           Title:  Managing Member


                                       SOFTBANK CAPITAL LP
                                       By:  SOFTBANK CAPITAL PARTNERS LLC,
                                            its General Partner


                                       By:  /s/ Ronald D. Fisher
                                           ------------------------------------
                                           Name:   Ronald D. Fisher
                                           Title:  Managing Member


                                       SOFTBANK CAPITAL PARTNERS LLC


                                       By:  /s/ Ronald D. Fisher
                                           ------------------------------------
                                           Name:   Ronald D. Fisher
                                           Title:  Managing Member


                                       SOFTBANK CAPITAL MANAGERS LLC


                                       By:  /s/ Ronald D. Fisher
                                           ------------------------------------
                                           Name:   Ronald D. Fisher
                                           Title:  Manager and Investment
                                                   Manager


                               Page 17 of 19 Pages

                                       SOFTBANK CAPITAL PARTNERS INVESTMENT INC.


                                       By:  /s/ Ronald D. Fisher
                                           ------------------------------------
                                           Name:   Ronald D. Fisher
                                           Title:  Managing Member


                                       CHARLES R. LAX

                                        /s/ Charles R. Lax
                                       ----------------------------------------


                                       RONALD D. FISHER

                                        /s/ Ronald D. Fisher
                                       ----------------------------------------


                                       SOFTBANK HOLDINGS INC.


                                       By:  /s/ Francis B. Jacobs, II
                                           ------------------------------------
                                           Name:   Francis B. Jacobs, II
                                           Title:  Vice President


                                       SOFTBANK CORP.


                                       By:  /s/ Ronald D. Fisher
                                           ------------------------------------
                                           Name:   Ronald D. Fisher
                                           Title:  Attorney-in-fact


                                       MASAYOSHI SON


                                       By:  /s/ Ronald D. Fisher
                                           ------------------------------------
                                           Name:   Ronald D. Fisher
                                           Title:  Attorney-in-fact


                               Page 18 of 19 Pages

                                  EXHIBIT INDEX

Exhibit A         Agreement of Joint Filing, dated as of February 13, 2003, by and among SOFTBANK Capital Partners LP, SOFTBANK Capital LP,
                  SOFTBANK Capital Partners LLC, SOFTBANK Capital Managers LLC,
                  SOFTBANK Capital Partners Investment Inc., Ronald D. Fisher,
                  Charles R. Lax, SOFTBANK Holdings Inc., SOFTBANK Corp. and
                  Masayoshi Son.

Exhibit B         Power of Attorney, dated as of December 20, 2002 (incorporated by reference to Exhibit B to Amendment No. 1 to Schedule 13G filed by SOFTBANK Capital Partners LP, SOFTBANK Capital
                  Partners LLC, SOFTBANK Capital Partners Investment Inc.,
                  Ronald D. Fisher, Charles R. Lax, SOFTBANK Holdings Inc.,
                  SOFTBANK Corp. and Masayoshi Son on February 13, 2003 with respect to 1-800-FLOWERS.COM, Inc.).




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